Exhibit 10.2

2016 AFI PSA – Tier I

2016 Long-Term Performance-Based Restricted Stock Grant Performance Goals Based on Cumulative EBITDA Company Confidential	ARMSTRONG FLOORING, INC. 2500 Columbia Ave., P.O. Box 3025 Lancaster, PA 17604 717.672.9611

First Name                     Middle Name                     Last Name

I am pleased to inform you that the Company’s Management Development and Compensation Committee granted you the following:

Date of Grant:

Target Performance Shares (“Target Award”):

Maximum Performance Shares (“Maximum Award”):	[Insert number of shares equal to 300% of Target Award]

Performance Period (“Performance Period”):	April 1, 2016 through December 31, 2018

This award recognizes the importance of your role in achieving the Company’s long-term strategy and is subject to the terms of the 2016 Long-Term Incentive Plan and the award agreement. The award agreement consists of this grant letter with the Performance Goals attached as Exhibit A and the Terms and Conditions attached as Exhibit B.

The Performance Shares will be earned by achieving Performance Goals based on Cumulative EBITDA and Absolute Annualized Total Stockholder Return (“Absolute TSR”), subject to your continued employment as described in the Terms and Conditions. The Committee has established the Performance Goals set forth on Exhibit A, which allow you to earn up to the Maximum Award.

To the extent the Performance Goals are achieved and you satisfy the employment requirements, the earned Performance Shares will vest in accordance with the vesting terms set forth in the Terms and Conditions. The Company will withhold shares to satisfy your tax obligations unless you provide a payment to cover the tax withholding obligation.

If the Company pays cash dividends while you hold the Performance Shares before vesting, the dividends on shares attributable to the Performance Shares will accrue in a non-interest bearing bookkeeping account. You will receive a cash payment equal to the accrued dividends at the end of the Performance Period, adjusted for the number of Performance Shares that become earned and vested.

Employment Events

The following chart is a summary of the provisions which apply to this award in connection with termination of employment. The following is only a summary, and in the event of termination of employment, the award will be governed by the Terms and Conditions.

Event	Provisions

• Voluntary Resignation • Termination for Cause	All Performance Shares and accrued dividends are forfeited.

• Involuntary Termination Without Cause	If termination occurs after 10 months following the Date of Grant, then to the extent that the Performance Goals are achieved, Performance Shares and accrued dividends are earned pro-rata, based on the period of employment; otherwise the Performance Shares and accrued dividends are forfeited.

• Death • Long-Term Disability	To the extent that the Performance Goals are achieved, Performance Shares and accrued dividends are earned pro-rata, based on the period of employment.

After a Change in Control: • Involuntary Termination Without Cause • Death • Long-Term Disability	Performance Shares calculated upon the Change in Control and accrued dividends are earned as described in Exhibit A.

In the event of any inconsistency between the foregoing summary and the Terms and Conditions or the 2016 Long-Term Incentive Plan, the Terms and Conditions or the 2016 Long-Term Incentive Plan, as applicable, will govern. Capitalized terms used but not defined in this grant letter will have the meanings set forth in the 2016 Long-Term Incentive Plan or the Terms and Conditions, as applicable. As described in the Terms and Conditions, if and to the extent that the terms of this award agreement conflict with the terms of a change in control agreement or employment agreement between you and the Company, the terms of this award agreement shall supersede the terms of the change in control agreement or employment agreement.

Please contact Clement Lodiong (717-672-9585) if you have questions.

Sincerely, Donald R. Maier President and Chief Executive Officer

The information contained in this letter is confidential and any discussion, distribution or use of this information is prohibited.

Exhibit A

Performance Goals

Cumulative EBITDA: Cumulative EBITDA is defined as (i) operating income, plus (ii) depreciation and amortization, plus (iii) non-cash pension expense, as determined by the Committee.

Cumulative EBITDA Performance Scale
Performance Level	Payout
Below 80% of Target Performance	0%
80% of Target Performance	50%
Target Performance	100%
150% of Target Performance or greater	200%

Adjustment to Cumulative EBITDA Performance Goal based on Absolute Annualized Total Shareholder Return:

Absolute Annualized Total Shareholder Return (“Absolute TSR”) is a modifier of the Performance Goal. The Cumulative EBITDA performance results shall be adjusted as described below to determine the actual number of Performance Shares that are earned based on attainment of the Cumulative EBITDA and Absolute TSR Performance Goals.

Absolute TSR tracks the appreciation in share price of the Company Stock, including dividends, and is annualized for the Performance Period, as determined by the Committee. Specifically, Absolute TSR is calculated based on the following formula:

(Ending Share Price + Aggregate Dividends) ^(1-2.75)-1

Starting Share Price

For purposes of the Absolute TSR calculation:

•	“Ending Share Price” means the volume weighted average closing price of the Company Stock for the highest consecutive 30 trading days in the 60 trading day period beginning with and immediately following January 2, 2019.

•	“Aggregate Dividends” means a cumulative number of shares of Company Stock assuming same day reinvestment in Company Stock on the ex-dividend date of the dividends paid on a share of Company Stock during the Performance Period.

•	“Starting Share Price” means the volume weighted average closing price of the Company Stock for the 30 trading days beginning with and immediately following April 4, 2016.

Absolute TSR
Performance Level	Modifier
66.66% of Target Performance or below	50%
83.33% of Target Performance	75%
Target Performance	100%
166.66% of Target Performance	125%
250% of Target Performance or greater	150%

The modifier shall be applied as of the end of the Performance Period, after the Cumulative EBITDA and Absolute TSR performance results have been determined. Notwithstanding the foregoing, in no event may the number of Performance Shares earned exceed the Maximum Award.

Terms for Performance Goals:

Threshold level performance must be achieved in order to earn any Performance Shares for the Cumulative EBITDA Performance Goals. If actual performance is between performance levels, the number of Performance Shares earned with respect to the Performance Goal will be interpolated on a straight line basis for pro-rata achievement for performance at or between performance levels. If the Performance Goals would produce fractional shares, the number of Performance Shares earned shall be rounded up to the nearest whole share, but not in excess of the Maximum Award.

Change in Control:

If a Change in Control occurs during the Performance Period or prior to the end of the 60 trading day period following the end of the Performance Period, the number of Performance Shares earned will be based on the Cumulative EBITDA performance results through the date of the Change in Control (or through December 31, 2018, if earlier), and then modified based on Absolute TSR through the date of the Change in Control, as follows:

•	The number of Performance Shares earned with respect to the Cumulative EBITDA Performance Goal will be based on Cumulative EBITDA through the date of the Change in Control (or through December 31, 2018, if earlier) relative to the 2016, 2017 and 2018 portions of the total Cumulative EBITDA target, as determined by the Committee before the Change in Control in its sole discretion. Cumulative EBITDA through the date of the Change in Control (or through December 31, 2018, if earlier) shall be compared to the annual and quarterly targets for the period through the date of the Change in Control.

•	Absolute TSR will be calculated using the per-share sales price in the Change in Control as the Ending Share Price and as if the Change in Control date were the end of the Performance Period, as determined by the Committee before the Change in Control in its sole discretion.

The Committee reserves discretion to provide for accelerated vesting of the earned Performance Shares at a higher performance level pursuant to Section 14(b) of the Plan.

EXHIBIT B

ARMSTRONG FLOORING, INC.

2016 LONG-TERM INCENTIVE PLAN

PERFORMANCE-BASED RESTRICTED STOCK GRANT

TERMS AND CONDITIONS

1. Grant.

(a) Subject to the terms set forth below, Armstrong Flooring, Inc. (the “Company”) has granted to the designated employee (the “Grantee”) an award of performance-based restricted stock (the “Performance Shares”) as specified in the 2016 Long-Term Performance-Based Restricted Stock Grant Letters to which these Grant Conditions relate (the “Grant Letters”). Each Grant Letter specifies a Target Award and the Maximum Award granted as of the Date of Grant, subject to restrictions as set forth herein. The “Date of Grant” is April 11, 2016. The Performance Shares are shares of common stock of the Company (“Company Stock”).

(b) The Performance Shares shall be earned and vested if and to the extent that the Cumulative Free Cash Flow, Cumulative EBITDA and Absolute TSR performance goals set forth in the Grant Letters (the “Performance Goals”), employment conditions and other terms of these Grant Conditions are met. The “Performance Period” for which the attainment of the Performance Goals will be measured is the period beginning April 1, 2016 and ending December 31, 2018.

(c) These Terms and Conditions (the “Grant Conditions”) are part of the Grant Letters. This grant is made under the Armstrong Flooring, Inc. 2016 Long-Term Incentive Plan (the “Plan”). Any terms not defined herein shall have the meanings set forth in the Plan.

2. Performance Goals; Vesting.

(a) The Grantee shall earn and vest in a number of Performance Shares based on the attainment of the Performance Goals for the Performance Period, provided that the Grantee continues to be employed by the Company or its subsidiaries or affiliates (collectively the “Employer”) through the Vesting Date (as defined below). The Performance Goals shall be earned based on attainment of the Performance Goals as determined by the Management Development and Compensation Committee of the Company (the “Committee”), and the Performance Shares shall vest to the extent the Performance Goals are earned as determined by the Committee, provided that the Grantee is employed by the Employer on the Vesting Date.

(b) After the end of the Performance Period, the Committee will determine whether and to what extent the Performance Goals have been met and will certify the amount, if any, earned with respect to the Performance Shares. The Grantee can earn up to the Maximum Award based on attainment of the Performance Goals, as set forth in the Grant Letters.

(c) The “Vesting Date” is (i) if no Change in Control occurs, the date on which the Committee certifies whether and to what extent the applicable Performance Goals have been met or (ii) in the event of a Change in Control, the vesting date described in Section 2(d) below. The Committee will certify attainment of the Performance Goals between April 1, 2019 and April 30, 2019 (or an earlier date in 2019 as determined by the Committee), except as provided in Section 2(d) with respect to a Change in Control.

(d) If a Change in Control occurs prior to the end of the Performance Period or prior to the end of the 60 trading day period following the end of the Performance Period, the amount earned with respect to the Performance Shares shall be determined by the Committee as of the date of the Change in Control, as described in the Grant Letters. If the Change in Control occurs on or before December 31, 2018, the earned Performance Shares will vest on December 31, 2018, subject to the Grantee’s continued employment through December 31, 2018. If the Change in Control occurs during the 60 trading day period following the end of the Performance Period, the earned Performance Shares will vest on the date of the Change in Control, subject to the Grantee’s continued employment through the date of the Change in Control. Notwithstanding the foregoing, if the Performance Shares are not assumed by, or replaced by substantially identical grants by, the successor company in the Change in Control, the earned Performance Shares shall vest as of the date of the Change in Control.

(e) No Performance Shares shall vest prior to the Committee’s certification of achievement of the Performance Goals, and to the extent that the Performance Goals are not attained, the Performance Shares shall be immediately forfeited and shall cease to be outstanding as of the date of the Committee’s determination.

(f) When the Performance Shares vest, the earned and vested Performance Shares shall cease to be subject to the restrictions of these Grant Conditions, other than the holding requirements of Section 7 below.

3. Restrictions on Assignment Before Vesting. During the period before the Performance Shares vest, the Performance Shares may not be assigned, transferred, pledged or otherwise disposed of by the Grantee, other than by will or the laws of descent and distribution. Any attempt to assign, transfer, pledge, subject to Performance Shares to any other security interest or otherwise dispose of the Performance Shares other than by will or the laws of descent and distribution, and the levy of any execution, attachment or similar process upon the Performance Shares, shall be null, void and without effect.

4. Termination of Employment.

(a) General Rule. Except as described below, if the Grantee ceases to be employed by the Employer prior to the Vesting Date, the Performance Shares shall be forfeited as of the termination date and shall cease to be outstanding.

(b) Involuntary Termination before a Change in Control. If, before a Change in Control and after ten months following the Date of Grant but prior to the Vesting Date, the Grantee ceases to be employed by the Employer on account of Involuntary Termination (as defined below), the Grantee shall earn and vest in a pro-rated portion of the outstanding Performance Shares based on the extent to which the Performance Goals are achieved for the Performance Period. The amount earned and vested shall be determined after the end of the Performance Period as described in Section 2. In the event of a subsequent Change in Control prior to the end of the Performance Period or prior to the end of the 60 trading day period following the end of the Performance Period, the amount achieved for the Performance Period shall be determined as of the Change in Control date as described in the Grant Letters and the earned Performance Shares shall vest on a pro-rata basis as of the date of the Change in Control. The pro-rated portion shall be determined by multiplying the number of Performance Shares earned based on attainment of the Performance Goals by a fraction, the numerator of which is the number of months that elapsed during the period beginning on April 1, 2016 through the Grantee’s termination date, and the denominator of which is 33. A partial month after the month of grant shall count as a full month for purposes of this calculation.

(c) Death or Long-Term Disability before a Change in Control. If, before a Change in Control, the Grantee ceases to be employed by the Employer prior to the Vesting Date on account of death or Long-Term Disability (as defined below), the Grantee shall earn and vest in a pro-rated portion of the outstanding Performance Shares based on the extent to which the Performance Goals are achieved for the Performance Period. The amount earned and vested shall be determined after the end of the Performance Period as described in Section 2. In the event of a subsequent Change in Control prior to the end of the Performance Period or prior to the end of the 60 trading day period following the end of the Performance Period, the amount achieved for the Performance Period shall be determined as of the Change in Control date as described in the Grant Letters and the earned Performance Shares shall vest on a pro-rata basis as of the date of the Change in Control. The pro-rated portion shall be determined by multiplying the number of Performance Shares earned based on attainment of the Performance Goals by a fraction, the numerator of which is the number of months that elapsed during the period beginning on April 1, 2016 through the Grantee’s termination date and the denominator of which is 33. A partial month after the month of grant shall count as a full month for purposes of this calculation.

(d) Involuntary Termination, Death and Long-Term Disability on or after a Change in Control. If the Grantee’s employment terminates on account of Involuntary Termination, death or Long-Term Disability on or after a Change in Control and prior to the Vesting Date, the Grantee shall vest in the Performance Shares earned as of the Change in Control date as described in the Grant Letters. If the Grantee has a Change in Control Severance Agreement with the Company (“Change in Control Agreement”), on and after a Change in Control, the term “Involuntary Termination” shall have the meaning given a termination by the Company without Cause as defined in the Change in Control Agreement, and shall include without limitation a termination for Good Reason as defined in the Change in Control Agreement. The Grantee agrees that, subject to the immediately preceding sentence, if and to the extent that these Grant Conditions conflict with the terms of the Change in Control Agreement or any employment agreement between the Company and the Grantee, these Grant Conditions shall supersede the provisions of the Change in Control Agreement and employment agreement applicable to vesting of performance units on and after a Change in Control, notwithstanding anything in the Change in Control Agreement or employment agreement to the contrary.

5. Definitions. For purposes of these Grant Conditions and the Grant Letters:

(a) “Cause” shall mean any of the following, as determined in the sole discretion of the Employer: (i) commission of a felony or a crime involving moral turpitude; (ii) fraud, dishonesty, misrepresentation, theft or misappropriation of funds with respect to the Employer; (iii) violation of the Employer’s Code of Conduct or employment policies, as in effect from time to time; (iv) breach of any written noncompetition, confidentiality or nonsolicitation covenant of the Grantee with respect to the Employer; or (v) gross negligence or misconduct in the performance of the Grantee’s duties with the Employer.

(b) “Involuntary Termination” shall mean the Employer’s termination of the Grantee’s employment other than for Cause.

(c) “Long-Term Disability” shall mean the Grantee is receiving long-term disability benefits under the Employer’s long-term disability plan.

6. Dividends. Dividends paid on Performance Shares shall be payable subject to the same Performance Goals, vesting terms and other conditions as the Performance Shares to which they relate. Dividends paid on Performance Shares before vesting shall be retained by the Company in a non-interest bearing bookkeeping account for the Grantee. No interest will be credited to any such account. If and to the extent that the underlying Performance Shares are forfeited, all related dividends shall also be forfeited. Earned and vested dividends shall be paid in cash in 2019 or, if earlier, upon termination of employment as described in Section 4(d) or upon a Change in Control if and as required by Section 4(b) or (c), as applicable, at the same time and subject to the same terms as the underlying Performance Shares vest; provided that if a Change in Control occurs that does not meet the requirements of a “change in the ownership or effective control or the ownership of a substantial portion of the assets” under section 409A of the Code (“409A CIC”) or, with respect to Section 4(d), if the Grantee’s termination of employment under Section 4(d) does not occur within two years after a 409A CIC, the earned and vested dividends shall be paid in 2019, if required by Section 409A.

7. Holding Requirement. Any Performance Shares that are earned in excess of the applicable Target Award must be held by the Grantee for one year following the Vesting Date (the “Holding Period”) and may not be assigned, transferred, pledged or otherwise disposed of by the Grantee, other than by will or the laws of descent and distribution, during the Holding Period. However, if the Grantee’s employment with the Employer terminates for any reason, or a Change in Control occurs, the holding requirement of this Section 7 shall lapse as of the date of the Grantee’s termination of employment or the Change in Control, as applicable.

8. Stock Power; Stock Certificates. The Committee may require the Grantee to deliver a duly signed stock power, endorsed in blank, relating to the Performance Shares. Stock certificates representing the Performance Shares may be issued by the Company and held until the Performance Shares vest, the Company may hold non-certificated shares until the Performance Shares vest, or the Company may register the shares by book-entry. If certificates are issued, each certificate for a Performance Share shall contain a legend giving appropriate notice of the restrictions in the grant. The Grantee shall be entitled to have the legend removed when the Performance Shares vest. The obligation of the Company to remove the legend on the certificates representing the vested Performance Shares upon vesting shall be subject to all applicable laws, rules, and regulations and such approvals by governmental agencies as may be deemed appropriately to comply with relevant securities laws and regulations.

9. No Right to Continued Employment. The grant of Performance Shares shall not confer upon the Grantee any right to continued employment with the Employer or interfere with the right of the Employer to terminate the Grantee’s employment at any time.

10. Incorporation of Plan by Reference. The Grant Letters and these Grant Conditions are made pursuant to the terms of the Plan, the terms of which are incorporated herein by reference, and shall in all respects be interpreted in accordance therewith. The decisions of the Committee shall be conclusive upon any question arising hereunder. The Grantee’s receipt of the Performance Shares constitutes the Grantee’s acknowledgment that all decisions and determinations of the Committee with respect to the Plan, the Grant Letters, these Grant Conditions, and the Performance Shares shall be final and binding on the Grantee and any other person claiming an interest in the Performance Shares.

11. Withholding Taxes. The Employer shall have the right to deduct from all payments made hereunder and from other compensation an amount equal to the federal (including FICA), state, local and foreign taxes required by law to be withheld with respect to the Performance Shares. The Employer will withhold shares of Company Stock hereunder to satisfy the tax withholding obligation, unless the Grantee provides a payment to the Employer to cover such Taxes, in accordance with procedures established by the Committee. The share withholding amount shall not exceed the Grantee’s minimum applicable tax withholding amount.

12. Company Policies. All amounts payable under the Grant Letters and these Grant Conditions shall be subject to any applicable clawback or recoupment policies, share trading policies and other policies that may be implemented by the Company’s Board of Directors from time to time.

13. Assignment. The Grant Letters and these Grant Conditions shall bind and inure to the benefit of the successors and assignees of the Company. The Grantee may not sell, assign, transfer, pledge or otherwise dispose of the Performance Shares, except to a successor grantee in the event of the Grantee’s death.

14. Section 409A. The Grant Letters and these Grant Conditions are intended to be exempt from section 409A of the Code. Notwithstanding the foregoing, if the Performance Shares or related dividends constitute “nonqualified deferred compensation” within the meaning of section 409A of the Code, vested Performance Shares and related dividends shall be settled on the earliest date that would be permitted under section 409A of the Code without incurring penalty or accelerated taxes thereunder, consistent with Section 20(h) of the Plan.

15. Successors. The provisions of the Grant Letters and these Grant Conditions shall extend to any business that becomes a successor to the Company or its subsidiaries or affiliates on account of a merger, consolidation, sale of assets, spinoff or similar transaction with respect to any business of the Company or its subsidiaries or affiliates with which the Grantee is employed, and if this grant continues in effect after such corporate event, references to the “Company or its subsidiaries or affiliates” or the “Employer” in the Grant Letters and these Grant Conditions shall include the successor business and its affiliates, as appropriate. In that event, the Company may make such modifications to the Grant Letters and these Grant Conditions as it deems appropriate to reflect the corporate event.

16. Governing Law. The validity, construction, interpretation and effect of the Grant Letters and these Grant Conditions shall be governed by, and determined in accordance with, the applicable laws of the State of Delaware, excluding any conflicts or choice of law rule or principle.

*            *             *